Exhibit 8.1

SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP
ONE MANHATTAN WEST NEW YORK, NY 10001 TEL: (212) 735-3000 FAX: (212) 735-2000 June 17, 2021

FIRM/AFFILIATE

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BOSTON

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LOS ANGELES

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WASHINGTON, D.C.

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HONG KONG

LONDON

MOSCOW

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SEOUL

SHANGHAI

SINGAPORE

TOKYO

TORONTO

RMG Acquisition Corporation II

50 West Street, Suite 40C

New York, NY 10006

Ladies and Gentlemen:

We are acting as United States tax counsel to RMG Acquisition Corporation II , a Cayman Islands exempted company (“RMG II”), in connection with (i) the transactions (the “Transactions”) contemplated by the Business Combination Agreement, dated as of February 24, 2021 (as amended, modified or supplemented, the “Business Combination Agreement”), by and among RMG II, ReNew Power Private Limited, a company with limited liability incorporated under the laws of India (“ReNew India”), Philip Kassin, solely in the capacity as the representative for the shareholders of RMG II, ReNew Energy Global plc, a public limited company registered in England and Wales with registered number 13220321 (“ReNew Global), ReNew Power Global Merger Sub, a Cayman Islands exempted company, which is a wholly-owned subsidiary of ReNew Global, and certain shareholders of ReNew India including GS Wyvern Holdings Limited, a company organized under the laws of Mauritius (“GSW”) and (ii) the issuance and sale by ReNew Global of ReNew Global Class A Shares to certain investors in connection with the Transactions (such investors, the “PIPE Investors,” and such issuance and sale, the “PIPE Investment,” and together with the Transactions, the “De-SPAC Transactions) made pursuant to certain subscription agreements dated on or around February 24, 2021 (the “Subscription Agreements”). This opinion is being delivered in connection with the Registration Statement (CIK No. 0001848763) of ReNew Global on Form F-4 filed on March 24, 2021 with the Securities and Exchange Commission, as amended and supplemented through the date hereof (the “Registration Statement”). Capitalized terms not defined herein have the meanings ascribed to them in the Registration Statement.

RMG Acquisition Corporation II

June 17, 2021

In rendering the opinion set forth below, we have examined and relied upon, without independent investigation or verification, the accuracy and completeness of the facts, information, factual representations, covenants and agreements contained in originals or copies, certified or otherwise identified to our satisfaction, of (i) the Business Combination Agreement, (ii) the Registration Statement, and (iii) such other documents as we have deemed necessary or appropriate as a basis for the opinion set forth below. We have assumed that the transactions contemplated by the foregoing documents have been or will be consummated in accordance with the operative documents and that such documents accurately and completely reflect the material facts of such transactions. In addition, we have relied upon the accuracy and completeness of certain statements, factual representations, covenants and agreements made by RMG II, ReNew India, GSW, and the PIPE Investors including the accuracy and completeness of all factual representations and covenants set forth in the certificate dated as of the date hereof from an officer of RMG II, the certificate dated as of the date hereof from an officer of ReNew India, the representation letter dated as of the date hereof from a director of GSW, and the Subscription Agreements. For purposes of rendering our opinion, we have assumed that such statements, factual representations, covenants, and agreements are, and will continue to be, including through the completion of the De-SPAC Transactions, true and correct without regard to any qualification as to knowledge or belief. Our opinion assumes and is expressly conditioned on, among other things, the initial and continuing accuracy and completeness of the facts, information, factual representations, covenants and agreements set forth in the documents, statements, factual representations, covenants, and agreements referred to above.

For purposes of our opinion, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed, photostatic or electronic copies, and the authenticity of the originals of such latter documents. We have assumed that such documents, certificates, and records are duly authorized, valid, and enforceable. In making our examination of documents, we have assumed that the parties thereto had the power, corporate or otherwise, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or otherwise, and the execution and delivery by such parties of such documents and the validity and binding effect thereof on such parties.

Our opinion is based on the Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations promulgated thereunder, judicial decisions, published positions of the Internal Revenue Service (the “Service”), and such other authorities as we have considered relevant, all as in effect on the date of this opinion and all of which are subject to change or differing interpretations, possibly with retroactive effect. A change in the authorities upon which our opinion is based could affect the conclusions expressed herein. Moreover, there can be no assurance that our opinion will be accepted by the Service or, if challenged, by a court.

RMG Acquisition Corporation II

June 17, 2021

Based upon the foregoing and subject to the assumptions, exceptions, limitations, and qualifications set forth herein and in the Registration Statement under the heading “U.S. Federal Income Tax Considerations,” we are of the opinion that under current United States federal income tax law, the De-SPAC Transactions, taken together, will be treated as a transaction described in section 351 of the Code for United States federal income tax purposes. We express no opinion on the potential United States federal income tax consequences of the De-SPAC Transactions pursuant to section 367 of the Code or the passive foreign investment company rules.

Except as expressly set forth above, we express no other opinion. This opinion is being delivered prior to the consummation of the De-SPAC Transactions and therefore is prospective and dependent on future events. No assurances can be given that future legislative, judicial, or administrative changes, on either a prospective or a retroactive basis, or future factual developments, would not adversely affect the accuracy of the conclusion stated herein. This opinion is expressed as of the date hereof, and we are under no obligation to supplement or revise our opinion to reflect any legal developments, any factual matters arising subsequent to the date hereof, or the impact of any information, document, certificate, record, statement, factual representation, covenant, or assumption relied upon herein that becomes incorrect or untrue.

In accordance with the requirements of Item 601(b)(23) of Regulation S-K under the Securities Act, we hereby consent to the filing of this opinion as an exhibit to the Registration Statement and the use of our name under the headings “U.S. Federal Income Tax Considerations” in the Registration Statement. In giving this consent, we do not admit that we come within the category of persons whose consent is required under section 7 of the Securities Act or the rules and regulations of the SEC thereunder.

Very truly yours,

/s/ Skadden, Arps, Slate, Meagher & Flom LLP